                                                                    Exhibit 12.1


TRUE TEMPER SPORTS
Schedule 12 Data - Statement of Ratio of Earnings To Fixed Charges

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
                                                                                                    NINE MONTHS ENDED
                                                 FOR THE YEAR ENDED DECEMBER 31,                      SEPTEMBER 28,    SEPTEMBER 29,
                                                1993         1994         1995        1996     1997       1997             1998
                                                ----         ----         ----        ----     ----       ----             ----
EARNINGS
          Net Income Before Taxes             (10,902)      3,105        3,098       5,852    10,140      7,492         (26,548)

FIXED CHARGES
          Interest Expense                         11          38           24          20        30         16              10
          Interest Factor of Operating Rents       85          87           88          94        91         73              80
          Total Fixed Charges                      96         125          112         114       121         89              90

EARNINGS, AS ADJUSTED                         (10,806)      3,230        3,210       5,966    10,261      7,581          (26,458)

RATIO OF EARNINGS TO FIXED CHARGES                N/A          26           29          52        85         85            (294)
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